Exhibit 99.1

CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES CONTINUED TRANSFORMATION TO OIL WITH RECORD OIL PRODUCTION, REVENUE AND EBITDA IN FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

HOUSTON, February 26, 2013 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s record financial results for the fourth quarter of 2012, which included the following highlights:

Results for the fourth quarter of 2012-

•	Record Oil Production of 9,033 Bbls/d, a 4% sequential increase over the third quarter of 2012 and a 190% increase over the fourth quarter of 2011

•	Natural Gas and NGL Production of 100,924 Mcfe/d

•	Total Production of 2,379 MBoe, or 25,859 Boe/d

•	Record Oil Revenue of $81.2 million, amounting to 76% of total revenue, a 6% sequential increase over the third quarter of 2012 and a 188% increase over the fourth quarter of 2011

•
Record Revenue of $107.5 million, or adjusted revenue of $116.7 million, including the impact of realized hedges, a 12% sequential increase over the third quarter of 2012 and a 93% increase over the fourth quarter of 2011

•	Net Income of $18.5 million, $0.46 per diluted share, or Adjusted Net Income (as defined below) of $21.7 million, $0.54 per diluted share

•	Record EBITDA (as defined below) of $93.0 million, an 8% sequential increase over the third quarter of 2012 and a 90% increase over the fourth quarter of 2011

Production volumes during the fourth quarter of 2012 were 2,379 MBoe, an increase of 25 MBoe, or 1%, from third quarter of 2012 production of 2,354 MBoe. The 1% sequential increase in production from the third quarter of 2012 to the fourth quarter of 2012 was primarily due to new wells brought on during the quarter primarily in the Eagle Ford and Niobrara partially offset by decreases in the Niobrara due to the sales to affiliates of OIL India Ltd. and Indian Oil Corporation Ltd. in connection with the joint ventures, which closed during the fourth quarter of 2012.

Adjusted revenues were $116.7 million for the fourth quarter of 2012, which includes oil and gas revenues of $107.5 million and realized hedge gains of $9.2 million, compared to adjusted revenues of $66.3 million for the fourth quarter of 2011, which includes oil and gas revenues of $55.8 million and realized hedge gains of $10.5 million. The increase in adjusted revenues was primarily driven by the significant increase in oil production partially offset by lower gas production. Including the impact of realized hedges, the Company’s average realized oil price decreased 1% to $99.57 per barrel for the fourth quarter of 2012 compared to $100.26 per barrel for the fourth quarter of 2011 and the average realized gas price decreased 2% to $3.48 per Mcf for the fourth quarter of 2012 compared to $3.55 per Mcf for the fourth quarter of 2011. Oil and gas revenues and average realized prices excluding the impact of realized hedges are presented in the table below.

Adjusted net income, which excludes certain non-cash items described in the statements of income included below (“Adjusted Net Income”), was $21.7 million, or $0.55 and $0.54 per basic and diluted share, respectively, during the fourth quarter of 2012, as compared to $9.1 million, or $0.23 per basic and diluted share during the fourth quarter of 2011. The Company reported net income of $18.5 million, or $0.47 and $0.46 per basic and diluted share, respectively, for the three months ended December 31, 2012, as compared to net income of $6.5 million, or $0.17 and $0.16 per basic and diluted share, respectively, for the fourth quarter of 2011.

Earnings before interest, income tax, depreciation, and depletion and amortization, as described in the statements of income included below (“EBITDA”), was $93.0 million, or $2.34 and $2.32 per basic and diluted share, respectively, during the fourth quarter of 2012, as compared to $48.9 million, or $1.24 and $1.23 per basic and diluted share, respectively, during the fourth quarter of 2011.

Lease operating expenses were $8.9 million ($3.73 per Boe) for the three months ended December 31, 2012 as compared to lease operating expenses of $6.9 million ($3.48 per Boe) for the same period in 2011. The $2.0 million increase in lease operating expenses is primarily due to increased production from new wells partially offset by the sale of Barnett properties to Atlas Resource Partners, L.P. ("Atlas"). The increase in operating cost per Boe is primarily due to the higher operating cost per Boe associated with the increased oil production.

Production taxes were $3.9 million (or 3.6% of oil and gas revenues) for the three months ended December 31, 2012 as compared to $2.0 million (or 3.5% of oil and gas revenues) for the same period in 2011. The increase in production taxes is due primarily to increased oil production. The increase in production taxes as a percentage of oil and gas revenues was primarily due to increased oil production, which has a higher effective production tax rate as compared to our natural gas production.

Ad valorem taxes increased to $1.6 million ($0.66 per Boe) for the three months ended December 31, 2012 from $0.9 million ($0.47 per Boe) for the same period in 2011. The increase in ad valorem taxes is due primarily to new oil wells drilled in 2011. The increase in ad valorem taxes per Boe is due primarily to new oil wells drilled in 2011, which have higher property tax valuations as compared to our natural gas wells.

General and administrative expense was $9.4 million during the fourth quarter of 2012 as compared to $7.6 million during the same period in 2011. The increase was primarily due to compensation costs related to an increase in personnel in the fourth quarter of 2012 as compared to the same period of 2011.

Depreciation, depletion and amortization (“DD&A”) expense for the fourth quarter of 2012 increased $17.2 million to $44.2 million ($18.56 per Boe) from the DD&A expense for the fourth quarter of 2011 of $27.0 million ($13.57 per Boe). The increase in DD&A is attributable to both the increase in production and an increase in the DD&A rate per Boe. The increase in the DD&A rate per Boe is largely due to the impact of the significant decrease in natural gas reserves in the Barnett as a result of the Atlas sale as well as the significant increase in crude oil reserves in the Eagle Ford that were added in 2012, which have a higher finding cost per Boe than our natural gas reserves.

Cash interest expense, net of amounts capitalized, increased to $13.6 million for the fourth quarter of 2012 as compared to $7.4 million for the fourth quarter of 2011. The increase was primarily attributable to interest on the $200.0 million aggregate principal amount of our 8.625% Senior Notes issued in the fourth quarter of 2011 as well as interest on the $300.0 million aggregate principal amount of our 7.50% Senior Notes issued in the third quarter of 2012 partially offset by a decrease in interest expense attributable to reduced borrowings outstanding under the U.S. revolving credit facility during the fourth quarter of 2012.

An unrealized loss on derivatives of $4.4 million was recorded for the fourth quarter of 2012 as compared to an unrealized loss on derivatives of $1.4 million for the fourth quarter of 2011 due to the change in fair value of our open derivative positions during those periods.

Non-cash, stock-based compensation expense of $1.1 million was recorded for the three months ended December 31, 2012 as compared to $5.3 million for the fourth quarter of 2011. The decrease was primarily driven by a decrease in the fair value of stock appreciation rights as the stock price decreased during the fourth quarter of 2012 as compared to an increase in stock price during the same period of 2011, partially offset by higher stock-based compensation expense due to a higher number of restricted stock awards outstanding during the fourth quarter of 2012 as compared to the same period of 2011.

The estimated annual effective income tax rates (which are used for purposes of computing Adjusted Net Income) for the three months ended December 31, 2012 and 2011 were 38.1% and 36.6%, respectively. The actual effective income tax rate for the fourth quarter of 2012 was 32.6%, which was lower than the estimated annual effective income tax rate due to the foreign tax benefit of our U.K. Huntington field development project. Substantially all of the income tax expense for the three months ended December 31, 2011 was offset by prior period adjustments related to the Company's state and U.K. income tax provisions recorded during the fourth quarter of 2011.

Results for the Year Ended December 31, 2012-

•	Record Oil Production of 7,820 Bbls/d, an increase of 256% over the same period of 2011

•	Record Total Production of 9,436 MBoe, or 25,781 Boe/d, an increase of 26% over the same period of 2011

•	Record Oil Revenue of $286.1 million, amounting to 78% of total revenue, an increase of 279% over the same period of 2011

•	Record Revenue of $368.2 million, or adjusted revenue of $406.2 million, including the impact of realized hedges, an 82% increase over the same period of 2011

•	Net Income of $55.5 million, $1.39 per diluted share, or Adjusted Net Income of $67.5 million, $1.69 per diluted share

•	Record EBITDA of $319.0 million, an 85% increase over the same period of 2011

Production volumes during the year ended December 31, 2012 were 9,436 MBoe, an increase of 1,925 MBoe, or 26%, compared to production of 7,511 MBoe during the year ended December 31, 2011. The increase in production was primarily due to increased production from new wells, partially offset by normal production decline, the Atlas sale and the sale of substantially all of our non-core area Barnett properties to KKR Natural Resources ("KKR") in May 2011.

Adjusted revenues were $406.2 million for the year ended December 31, 2012, which includes oil and gas revenues of $368.2 million and realized hedge gains of $38.0 million, compared to $231.9 million for the same period of 2011, which includes oil and gas revenues of $202.2 million and realized hedge gains of $29.7 million. The increase in adjusted revenues was primarily driven by increased oil production and prices partially offset by lower gas prices. Including the impact of realized hedges, the Company’s average realized oil price increased 6% to $100.50 per barrel for the year ended December 31, 2012 compared to $94.67 per barrel for the year ended December 31, 2011 and the average realized gas price decreased 23% to $2.87 per Mcf for the year ended December 31, 2012 compared to $3.73 per Mcf for the year ended December 31, 2011. Oil and gas revenues and average realized prices excluding the impact of realized hedges are presented in the table below.

Adjusted Net Income was $67.5 million, or $1.71 and $1.69 per basic and diluted share, respectively, during the year ended December 31, 2012, as compared to $38.7 million, or $0.99 and $0.98 per basic and diluted share, respectively, during the year ended December 31, 2011. The Company reported net income of $55.5 million, or $1.40 and $1.39 per basic and diluted share, respectively, for the year ended December 31, 2012, as compared to net income of $36.6 million, or $0.94 and $0.92 per basic and diluted share for the same period of 2011.

EBITDA was $319.0 million, or $8.06 and $7.97 per basic and diluted share, respectively, during the year ended December 31, 2012, as compared to $172.1 million, or $4.40 and $4.34 per basic and diluted share, respectively, for the same period of 2011.

Lease operating expenses were $31.5 million ($3.34 per Boe) for the year ended December 31, 2012 as compared to lease operating expenses of $28.3 million ($3.77 per Boe) for the year ended December 31, 2011. Lease operating expenses increased $3.2 million primarily due to increased production from new wells partially offset by the Atlas and KKR sales. The decrease in operating cost per Boe is due to the Atlas and KKR sales (which were higher operating cost per Boe properties as compared to our remaining Barnett properties) partially offset by the higher operating cost per Boe associated with oil production.

Production taxes were $13.5 million (or 3.7% of oil and gas revenues) for the year ended December 31, 2012 as compared to $5.7 million (or 2.8% of oil and gas revenues) for the year ended December 31, 2011. The increase in production taxes is due primarily to increased oil production. The increase in production taxes as a percentage of oil and gas revenues was primarily due to increased oil production, which has a higher effective production tax rate as compared to our natural gas production.

Ad valorem taxes increased to $9.8 million ($1.04 per Boe) for the year ended December 31, 2012 from $3.6 million ($0.48 per Boe) for the same period of 2011. The increase in ad valorem taxes is due primarily to new oil wells drilled in 2011 and the Commonwealth of Pennsylvania’s February 2012 enactment of an “impact fee” on the drilling of unconventional natural gas wells. Because of the retroactive nature of the impact fee, approximately $1.0 million of ad valorem taxes recognized during 2012 is attributable to wells drilled prior to 2012. The increase in ad valorem taxes per Boe is due primarily to new oil wells drilled in 2011, which have higher property tax valuations as compared to our natural gas wells, as well as the recognition of the impact fee in 2012.

General and administrative expense was $32.6 million during the year ended December 31, 2012 as compared to $25.6 million during the year ended December 31, 2011. The increase was primarily due to increased compensation costs related to an increase in personnel in the year ended December 31, 2012 as compared to the same period of 2011.

DD&A expense for the year ended December 31, 2012 increased $81.0 million to $165.6 million ($17.55 per Boe) from the DD&A expense for the year ended December 31, 2011 of $84.6 million ($11.26 per Boe). The increase in DD&A is attributable to both the increase in production and an increase in the DD&A rate per Boe. The increase in the DD&A rate per Boe is largely due to the impact of the significant decrease in natural gas reserves in the Barnett as a result of the Atlas and KKR sales as well as the increase in crude oil reserves in the Eagle Ford that have been added during 2011 and 2012, which have a higher finding cost per Boe than our natural gas reserves.

Cash interest expense, net of amounts capitalized, increased to $43.7 million for the year ended December 31, 2012 compared to $26.1 million for the same period of 2011. The increase was primarily attributable to interest on the $200.0 million aggregate principal amount of our 8.625% Senior Notes issued in the fourth quarter of 2011 as well as interest on the $300.0 million aggregate principal amount of our 7.50% Senior Notes issued in the third quarter of 2012.

An unrealized loss on derivatives of $7.2 million was recorded for the year ended December 31, 2012 as compared to an unrealized gain on derivatives of $15.7 million for the same period of 2011 due to the change in fair value of our open derivative positions during those periods.

Non-cash, stock-based compensation expense of $11.7 million was recorded for the year ended December 31, 2012 as compared to $11.9 million for the same period of 2011. The decrease in stock-based compensation expense was primarily due to a decrease in the fair value of stock appreciation rights due to a decrease in stock price during 2012 as compared to an increase in stock price during 2011, partially offset by higher stock-based compensation expense due to a higher number of restricted stock awards outstanding during 2012 as compared to 2011.

The estimated annual effective income tax rates (which are used for purposes of computing Adjusted Net Income) for the years ended December 31, 2012 and 2011 were 38.1% and 36.6%, respectively. The actual effective income tax rate for the year ended December 31, 2012 was 31.8%, which was lower than the estimated annual effective income tax rate due to the foreign tax benefit of our U.K. Huntington field development project. The actual effective income tax rate for the year ended December 31, 2011 was 33.2%, which was lower than the estimated annual effective income tax rate due to revisions of prior period estimates of state income taxes as well as prior period adjustments related to the Company's state and U.K. income tax provisions recorded during the fourth quarter of 2011.

S.P. “Chip” Johnson, IV, President and CEO of Carrizo commented on the quarter's results, "Our fourth quarter performance once again sets new records on a number of fronts, capping off a transformational year for the Company. Thanks to our record oil production, we reported the highest quarterly revenue and EBITDA in the history of the Company. We have now reported sequential revenue growth for the last nine quarters and remain confident that this growth trend will continue. Executing on our approved development plans and using reasonable assumptions for commodity prices, our operations could show sequential quarterly growth in revenue and EBITDA in 2013. As I mentioned in our recent reserves press release, we are seeing dramatic benefits from our transformation to a more oily company. Our EBITDA margin per Boe expanded once again to $39.08 from $36.73 last quarter and from $24.55 for the fourth quarter of 2011. Our EBITDA margin came in at 80% this quarter, even higher than the 74% reported for the fourth quarter of 2011.

“Our staff has done a remarkable job of managing both our rapid growth and our changing production mix. This quarter we exceeded the high end of guidance for both oil and gas production. We grew our EBITDA to $93.0 million for the quarter, an increase of 90% from the fourth quarter of 2011, and to $319.0 million for the year, an increase of 85% from 2011. These exceptional results exclude any adjustment for the loss of approximately 7,572 Boe/d of production associated with the sale of 53.8 MMBoe of reserves during the year.
“We enter 2013 well positioned for continued growth with every drillsite for the year already identified, and currently with over $100.0 million of cash and an undrawn revolving credit facility.”

The Company will hold a conference call to discuss 2012 fourth quarter and full year financial results on Tuesday, February 26, 2013 at 10:00 AM Central Standard Time. To participate in the call, please dial (800) 670-5957 ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, March 5, 2013 at 11:59 AM Central Standard Time at (800) 633-8284. The reservation number for the replay is 21647863.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=170543 or by visiting our website at http://www.crzo.net, clicking on “Investor Relations” and then clicking on “2012 Fourth Quarter Conference Call Webcast.” To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas primarily from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Barnett Shale in North Texas, the Marcellus Shale in Pennsylvania, and the Utica Shale in Ohio.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, spending plans, production rate target guidance for the quarter, timing and levels of production, drilling and completion, production mix, expected locations, development plans, growth, sales transactions (including effects thereof), use of proceeds, oil and gas sales, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company's strategies, timing of completion and drilling of wells, completion and pipeline connections, expected income tax rates and deferral of income taxes and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, purchasers obtaining financing, satisfaction of closing conditions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo's Form 10-K for the year ended December 31, 2011 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any financing matter or transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Oil and condensate	$81,229	$28,218	$286,119	$75,502
Natural gas	22,252	25,565	71,430	116,103
NGLs	3,969	1,986	10,631	10,562
Total oil and gas revenues	107,450	55,769	368,180	202,167
Realized gain on derivatives, net (1), (2)	9,257	10,573	38,042	29,765
Adjusted revenues	116,707	66,342	406,222	231,932

Costs and expenses:
Lease operating	8,872	6,929	31,471	28,314
Production taxes	3,866	1,965	13,542	5,696
Ad valorem taxes	1,575	927	9,813	3,625
General and administrative	9,417	7,645	32,628	25,644
Total costs and expenses	23,730	17,466	87,454	63,279

Other items of income (expense) included in EBITDA, as defined:
Cash Distributions-Related Party	—	—	—	3,333
Other income, net	1	1	226	80
EBITDA, as defined	$92,978	$48,877	$318,994	$172,066
EBITDA per common share-Basic	$2.34	$1.24	$8.06	$4.40
EBITDA per common share-Diluted	$2.32	$1.23	$7.97	$4.34

Other items of income (expense) included in adjusted net income, as defined:
Depreciation, depletion and amortization expense	$(44,162)	$(27,010)	$(165,621)	$(84,606)
Cash interest expense	(20,511)	(13,055)	(68,772)	(46,733)
Cash interest capitalized	6,961	5,673	25,111	20,656
Accretion expense related to asset retirement obligations	(197)	(96)	(735)	(311)
Interest income	9	7	38	18
Adjusted income before income taxes	35,078	14,396	109,015	61,090
Adjusted income tax expense	(13,350)	(5,269)	(41,491)	(22,359)
ADJUSTED net income, as defined	$21,728	$9,127	$67,524	$38,731
ADJUSTED net income per common share-Basic	$0.55	$0.23	$1.71	$0.99
ADJUSTED net income per common share-Diluted	$0.54	$0.23	$1.69	$0.98

Other non-cash items of income (expense) included in net income:
Unrealized gain (loss) on derivatives, net (2), (3)	$(4,408)	$(1,395)	$(7,246)	$15,700
Stock-based compensation expense	(1,066)	(5,269)	(11,689)	(11,864)
Non-cash general and administrative expenses (4)	(895)	(536)	(3,620)	(2,748)
Non-cash interest expense	(2,084)	(1,747)	(7,790)	(6,070)
Non-cash interest capitalized	823	759	3,293	2,712
Non-cash reclassification of Cash Distributions-Related Party to oil and gas property costs	—	—	—	(3,333)
Loss on extinguishment of debt	—	—	—	(897)
Foreign currency transaction gain (loss)	—	270	(588)	259
Income before income taxes	27,448	6,478	81,375	54,849
Income tax (expense) benefit	(8,958)	32	(25,888)	(18,220)

Net income (5)	$18,490	$6,510	$55,487	$36,629
Net income per common share-Basic	$0.47	$0.17	$1.40	$0.94
Net income per common share-Diluted	$0.46	$0.16	$1.39	$0.92

Weighted average common shares outstanding-Basic	39,688	39,361	39,591	39,077
Weighted average common shares outstanding-Diluted	40,141	39,767	40,026	39,668

NOTES:

(1) Includes reclassifications of approximately $0.2 million and $0.1 million for the three months ended December 31, 2012 and 2011, respectively, and $0.5 million and $0.7 million for the years ended December 31, 2012 and 2011, respectively, from general and administrative to realized gain on derivatives, net, related to agency fees paid to enter into certain derivative positions.

(2) Includes reclassifications of approximately $1.0 million and $1.3 million for the three months ended December 31, 2012 and 2011, respectively, and $2.2 million and $5.0 million for the years ended December 31, 2012 and 2011, respectively, from unrealized gain on derivatives, net, to realized gain on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods. Amounts for cash received are offset by the related non-cash amortization during the period in which such hedge positions settle.

(3) Includes reclassifications of approximately $0.2 million and $0.2 million for the three months ended December 31, 2012 and 2011, respectively, and $0.4 million and $0.8 million for the years ended December 31, 2012 and 2011, respectively, from general and administrative to unrealized gain/loss on derivatives, net, related to accrued agency fees incurred to enter into certain derivative positions.

(4) Non-cash general and administrative expenses include non-cash contribution expense, rent expense, and allowance for doubtful accounts.

(5) The Company completed the sale of its wholly owned subsidiary Carrizo UK Huntington Ltd, and all of its interest in the Huntington Field in the U.K. North Sea, to a subsidiary of Iona Energy Inc. during the first quarter of 2013. We will classify the U.K. North Sea results of operations as discontinued operations, net of income taxes, for all periods in the consolidated statements of income that will be included in our Annual Report on Form 10-K for the year ended December 31, 2012. Net income for the U.K. North Sea was $2.0 million and $1.8 million for the three months ended December 31, 2012 and 2011, respectively, and $4.3 million and $4.1 million for the years ended December 31, 2012 and 2011, respectively, and primarily related to deferred income tax benefits.

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CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$52,614	$28,112
Fair value of derivative instruments	24,003	27,877
Other current assets	132,088	64,408
Total current assets	208,705	120,397
Investment	2,523	2,523
Fair value of derivative instruments	5,203	9,617
Deferred income taxes	32,517	59,755
Property and equipment, net	1,608,406	1,310,514
Other assets	26,642	24,874
TOTAL ASSETS (1)	$1,883,996	$1,527,680

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	$257,193	$261,635
Current maturities of long-term debt	33,800	—
Deferred income taxes	7,925	9,685
Total current liabilities	298,918	271,320
Long-term debt, net of current maturities and debt discount	986,008	729,300
Other liabilities	14,054	17,205
Shareholders' equity	585,016	509,855
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (1)	$1,883,996	$1,527,680

NOTE:
(1) The Company completed the sale of its wholly owned subsidiary Carrizo UK Huntington Ltd, and all of its interest in the Huntington Field in the U.K. North Sea, to a subsidiary of Iona Energy Inc. during the first quarter of 2013. We will classify the U.K. North Sea assets and liabilities as held for sale for all periods in the consolidated balance sheets that will be included in our Annual Report on Form 10-K for the year ended December 31, 2012. Assets of the U.K. North Sea were $134.5 million and $82.6 million as of December 31, 2012 and 2011, respectively, and consisted primarily of property and equipment, net. Liabilities of the U.K. North Sea were $72.2 million and $26.7 million as of December 31, 2012 and 2011, respectively, and consisted primarily of long-term debt and current maturities of long-term debt.

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CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Production volumes -
Oil and condensate (MBbls)	831	287	2,862	802
NGLs (MBoe)	114	35	305	210
Natural gas (MMcf)	8,601	10,013	37,612	38,991
Total Natural gas and NGLs (MMcfe)	9,285	10,223	39,442	40,251
Total barrels of oil equivalent (MBoe)	2,379	1,991	9,436	7,511

Production volumes per day -
Oil and condensate per day (Bbls/d)	9,033	3,120	7,820	2,197
NGLs per day (Boe/d)	1,239	380	833	575
Natural gas per day (Mcf/d)	93,489	108,837	102,765	106,825
Total Natural gas and NGLs per day (Mcfe/d)	100,924	111,120	107,765	110,277
Total barrels of oil equivalent per day (Boe/d)	25,859	21,641	25,781	20,578

Average realized prices -
Oil and condensate ($ per Bbl)	$97.75	$98.32	$99.97	$94.14
Oil and condensate ($ per Bbl) - with hedge impact	$99.57	$100.26	$100.50	$94.67
NGLs ($ per Boe)	$34.82	$56.74	$34.86	$50.30
Natural gas ($ per Mcf)	$2.59	$2.55	$1.90	$2.98
Natural gas ($ per Mcf) - with hedge impact	$3.48	$3.55	$2.87	$3.73